Exhibit 4.53

Loan Contract

Party A (The Borrower): Shenzhen Northeast Logistics City Co., Ltd.

Party B (The Lender): [Not disclosed in this translation]

The Borrower and the Lender has agreed unanimously to enter into this Loan Contract relating to the granting this Loan through fair negotiation.

Section 1      Loan Amount

Loan amount:	(Word) Renminbi Thirty Five Million
(Number) RMB35,000,000

Section 2      Loan Tenure

Loan Tenure: 24 Months, from April 4, 2014 to April 3, 2016

Section 3      Loan Interest Rate, Calculation and Settlement of Interest

1.	Loan Interest Rate

Loan Interest Rate shall be fixed: 15% per annum. Interest rate remained unchanged throughout the tenure of the Loan.

2.	Interest Calculation

Interest shall be calculated from the date on which the Loan is granted to the Borrower and shall be calculated based on the actual amount of the loan granted and the number of days borrowed by the Borrower.

Interest calculation formula: Interest = Actual Loan Amount X Actual Number of Days Borrowed X Interest Rate/365

3.	Interest Settlement

Settled monthly, payable on the 20th day of each month, interest shall be payable upon repayment of the Loan.

Section 4      Drawdown Date and Method

The Borrower shall drawdown the Loan on April 4, 2104 in one single instalment and the Lender shall transfer the Loan amount into the Borrower’s following bank account:

Beneficiary’s Name: Shenzhen Northeast Logistics City Co., Ltd.

Bank Account Number: [Not disclosed in this translation]

Bank Name: Bank of China Shenzhen Branch

Section 5      Repayment of the Loan

1.	The following bank account is designated by the Lender as interest payment and repayment account. Interest and Loan amount deposited into this account by the Borrower is deemed as payment of interest and repayment of the Loan by the Borrower:

Beneficiary’s Name: [Not disclosed in this translation]

Bank Account Number: [Not disclosed in this translation]

Bank Name: [Not disclosed in this translation]

2.	The Borrower undertakes to settle all amount fall due under this Loan Contract upon the maturity of the Loan.

3.	The Borrower shall has the right to early repay all or part of the Loan prior to maturity of the Loan without restriction and the Lender shall not charge the Borrower for any fees for such early repayment.

Section 6      Guarantee

All liabilities under this Loan Contract are guaranteed by Mr. Lin Xianfu

Section 7      Resolution of Disputes

Upon the effectiveness of this Loan Contract, any disputes arising from the entering and execution of this Loan Contract shall be resolved through negotiation. In case where negotiation fails, any party to this Loan Contract shall has the right to resort the dispute to People’s Court in which has jurisdiction over this Loan Contract.

Section 8      Effectiveness of the Contract

This Loan Contract shall become effective upon signatories of authorized representatives and stamping of seals by both parties.

This Loan Contract contains 3 copies, with one copy each for Party A, Party B and guarantor, and shall have the same legal effect.

Party A: Stamped with Seal of Shenzhen Northeast Logistics City Co., Ltd.

Authorized Signature: Xu Zhuqi

Party B: Stamped with Seal of the Lender

Authorized Signature:

Date: April 4, 2014

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